                                                     Exhibit 23

                CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-29084) of A.P. Pharma, Inc. (formerly Advanced Polymer Systems, Inc. Salary Reduction Profit Sharing Plan) of our report dated May 23, 2002, relating to the Statement of Net Assets Available for Benefits of the AP Pharma 401(k) Plan (formerly Advanced Polymer Systems, Inc. Salary Reduction Profit Sharing Plan) as of December 31, 2001, and the related Statement of Changes in Net Assets Available for Benefits for the year then ended included in this Annual Report on Form 11-K.




                                  By /s/ Mohler, Nixon & Williams
                                     ----------------------------
                                     MOHLER, NIXON & WILLIAMS
                                     Accountancy Corporation

Campbell, California
June 25, 2002